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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Anacomp, Inc.
15378 Avenue of Science
San Diego, California 92128

December 5, 2003

Dear Fellow Stockholders:

As you well know, for the past 12 months your Board and management team have been implementing a strategic business plan designed to enhance shareholder value and strengthen Anacomp's balance sheet by aggressively managing costs and focusing on our core businesses.

On behalf of your Board of Directors, we are pleased to enclose Anacomp's most recent press release announcing an important milestone in our financial progress, our new credit agreement with our existing lender, Fleet National Bank, and another major financial institution, Union Bank of California. Fleet was one of our principal bank lenders before and during our Chapter 11 bankruptcy. Anacomp is pleased to continue its long-standing relationship with Fleet National Bank, and we believe that continuation shows Anacomp's increasing stability achieved through our execution of our business plan.

This new credit agreement replaces the agreement that has governed our borrowing capacity since Anacomp emerged from its Chapter 11 bankruptcy proceedings on January 1, 2002. The new agreement reflects the progress your company has made since then. We are also gratified that we were able to repay a substantial amount of the existing indebtedness ahead of schedule before entering into the new agreement.

In your Board's view, the new credit terms are significantly more favorable to Anacomp and, position your company much better for future growth. We hope you will agree with us that this important development evidences the prudent management Anacomp has experienced during the past two years.

We firmly believe that the key to our success has been having a Board of Directors and a management team in place that is unwavering in its commitment to carrying out our strategic business plan to maximize value for all of all shareholders.

In October, we issued a press release announcing that we were reconstituting the Board to include two new directors as part of the slate of nominees for election at our 2004 annual meeting of stockholders, which we plan to hold in February, and we expressed our appreciation for the service of the two outgoing directors.

As that October press release noted, your Board has unanimously rejected the candidacy of Lloyd Miller, a 16% stockholder and a twice former director, and his two hand-picked nominees, who have announced their intention to seek election at the annual meeting. Your Board believes that the election of this dissident slate of nominees to the board would be divisive and not in the best interests of shareholders. We strongly believe that what is crucial at this time is a unified Board working closely with management to achieve our strategic direction. If you receive any proxy solicitation materials from the Miller slate, we suggest you disregard them.

Your Board is convinced that the individuals who are now serving as directors, and will be standing for election at the 2004 annual meeting, will continue to provide the sound oversight and stewardship Anacomp needs. While a proxy contest can be distracting, we commit to you that the Board and management will remain focused on the goal of maintaining your company's progress and building long-term value for all our stockholders.

In January, you will receive Anacomp's proxy statement and proxy card. At that time, we will be asking you to vote your shares on our card and elect our nominees to the Board. In the meantime, we thank you for your continued support.

Sincerely,

Phil Smoot Chairman	Jeff Cramer Chief Executive Officer

INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

Information regarding persons who may be deemed to be participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 Annual Meeting of Stockholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A.

Investors are urged to read Anacomp's Proxy Statement and additional solicitation materials when they become available and other relevant documents filed with the SEC by Anacomp because they will contain important information.

Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp will be available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California, 92128, (858) 716-3400.

ANACOMP ANNOUNCES A NEW $22.5 MILLION DOLLAR CREDIT FACILITY WITH
FLEET NATIONAL BANK AND UNION BANK OF CALIFORNIA

New Banking Relationship is a Key Element in the Company's Plan for Future Growth

        SAN DIEGO, CA—November 25, 2003—Anacomp, Inc. (OTC BB: ANCPA), a global provider of information outsourcing, maintenance support and imaging and print solutions, today announced a new $22,500,000 Senior Secured Revolving Credit Facility with Fleet National Bank and Union Bank of California. The new credit facility replaces the Company's current credit agreement, which would have matured December 31, 2003.

        "This new banking agreement with these Tier One banks represents a significant achievement for the Company. It will allow Anacomp to continue to invest for growth in our docHarbor® Web business and Multi Vendor Service business" said Jeff Cramer, Anacomp's President and Chief Executive Officer.

        The agreement is a $22,500,000 Senior Secured Revolving Credit Facility for a term of two years. The funds will be used to pay $4.8M in open revolving credit under the prior agreement, secure $6.2M in standby letters of credit and provide for ongoing working capital requirements.

        Under its prior agreement with a bank group led by Fleet National Bank, the Company reduced its borrowings over $49M in two years, $35M of which was in excess of scheduled payments. "The Company has consistently demonstrated its ability to generate cash and thereby meet and exceed its financial obligations," said Jeff Cramer. "This new agreement shows that Fleet and Union Bank are confident in the Company's business plan."

        "We are pleased to be able to meet Anacomp's financing needs," said Joan Kiekhaefer, Managing Director of Fleet Bank's Technology Group. "We think very highly of the Anacomp management team and the opportunity the company has to increase its market position."

        "We appreciate the opportunity to continue our long standing relationship with Fleet. Our ability to reach this new agreement under such favorable terms with Fleet and Union Bank is a recognition of the tremendous strides the Company has made to eliminate debt," said Linster (Lin) W. Fox, Anacomp's Executive Vice President and Chief Financial Officer. According to Fox, the new agreement includes improved terms from the prior agreement, including enhancing the ability to make acquisitions, a multi-year term, more flexible payment schedules, lower interest rates for borrowings above the base rate, and less restrictive operating covenants relating to cash flow.

        "The Board of Directors is very pleased with the agreement and has worked closely with management to achieve this tremendous milestone. Completion of this new credit facility will increase shareholder value through terms that will enable Anacomp to effectively manage our working capital to foster growth. Further, the agreement provides yet another layer of assurance to all our stakeholders that Anacomp has the resources to remain forward-looking and competitive in the fast moving technology environment," said Phil Smoot, Anacomp's Chairman of the Board.

About Anacomp

        Anacomp, Inc., provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's web site at www.anacomp.com.

        Media and Analyst Contact: Lin Fox, Anacomp Executive Vice President and Chief Financial Officer, (858) 716-3610 or lfox@anacomp.com

# # #

        This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements relating the Company's plans regarding managing and investing resources, and its growth expectations. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be different materially from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the declining trend in the micrographics and CD market and other industry trends in the Web or Multi-Vendor Service businesses; competition; the loss of any significant customers; changes in business strategy or development plans; and general economic and business conditions. These and other factors are discussed in greater detail in Anacomp's Annual Report on Form 10-K and other filings with the SEC.

        Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

Anacomp and docHarbor are registered trademarks of Anacomp, Inc.

# # #

INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

        Information regarding persons who may be deemed to be participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 Annual Meeting of Stockholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A.

        Investors are urged to read Anacomp's Proxy Statement and additional solicitation materials when they become available and other relevant documents filed with the SEC by Anacomp because they will contain important information.

        Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp will be available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California, 92128, (858) 716-3400.

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INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION
ANACOMP ANNOUNCES A NEW $22.5 MILLION DOLLAR CREDIT FACILITY WITH FLEET NATIONAL BANK AND UNION BANK OF CALIFORNIA